Exhibit 99.1

NEWS

Peter Watson Named Chief Operating Officer of Greif, Inc.

DELAWARE, Ohio (Dec. 6, 2013) – The Board of Directors of Greif, Inc. (NYSE: GEF, GEF.B) has appointed Peter Watson, 56, chief operating officer of the company, effective Jan. 1, 2014. Watson was group president responsible for Greif’s Paper Packaging and Land Management business segments as well as Global Sourcing & Supply Chain and the company’s Greif Business System capabilities.

Greif President and CEO David Fischer said, “Throughout his career at Greif, Pete has demonstrated his ability to lead and grow businesses. In the role of COO, Pete’s leadership and deep operating experience will further position our global team for maximum effectiveness. His emphasis on safety, knowledge of the Greif Business System and commitment to The Greif Way will significantly contribute to the success of the company and its business ambitions. Further, Pete’s passion for people and talent development will position the organization for future success.”

Watson will assume responsibility for all business operations in his new capacity including Greif’s Flexible Products & Services segment, where his experience in integrated hub and spoke manufacturing models is expected to add significantly to that business.

About Greif

Greif is a world leader in industrial packaging products and services. The company produces steel, plastic, fibre, flexible, corrugated, multiwall and reconditioned containers, intermediate bulk containers, containerboard and packaging accessories, and provides blending, filling, packaging and industrial packaging reconditioning services for a wide range of industries. Greif also manages timber properties in North America. The company is strategically positioned in more than 50 countries to serve global as well as regional customers. Additional information is on the company’s website at www.greif.com.

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Contact:

Media:	Deb Strohmaier, APR Vice President, Communications +1 740-549-6074 debra.strohmaier@greif.com
Analysts: Robert